SCHEDULE 13G/A

                                 (RULE 13D-102)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13D-1(B), (C)
          AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2.

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)


                               DIGITALTHINK, INC.
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                                (NAME OF ISSUER)



                         COMMON STOCK, WITHOUT PAR VALUE
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                         (TITLE OF CLASS OF SECURITIES)



                                    25388M100
                                -----------------
                                 (CUSIP NUMBER)



                                DECEMBER 31, 2001
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


        CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH
                             THIS SCHEDULE IS FILED:

                                |_| RULE 13D-1(B)

                                |X| RULE 13D-1(C)

                                |_| RULE 13D-1(D)



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1     Names  of  Reporting  Persons/I.R.S.  Identification Nos. of Above Persons
      (Entities  Only)

      Texas  Instruments  Incorporated  (IRS  no.  75-0289970)

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2     Check  the  Appropriate  Box  if  a  Member  of  a  Group          (a) [ ]
                                                      (b)  [  ]

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3     SEC  Use  Only

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4     Citizenship  or  Place  of  Organization

      Delaware

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    NUMBER  OF  SHARES            5.  SOLE  VOTING  POWER            1,081,564
    BENEFICIALLY  OWNED  BY       6.  SHARED  VOTING  POWER                N/A
    EACH  REPORTING               7.  SOLE  DISPOSITIVE  POWER       1,081,564
    PERSON  WITH                  8.  SHARED  DISPOSITIVE  POWER           N/A

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9     Aggregate  Amount  Beneficially  Owned  by  Each  Reporting  Person

      1,081,564

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10    Check  Box  if  the  Aggregate  Amount  in  Row  (9)  Excludes  certain shares  [  ]

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11    Percent  of  Class  Represented  by  Amount  in  Row  9

      2.7%

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12    Type  of  Reporting  Person

      CO

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EXPLANATORY  NOTE

    This Amendment No. 1 to Schedule 13G, amends, supplements and restates the Statement on Schedule 13G initially filed with the Securities and Exchange Commission on July 23, 2001 by Texas Instruments Incorporated.

ITEM  1.

(a)  Name  of  Issuer:              DigitalThink,  Inc.

(b)  Address  of  Issuer's  Principal  Executive  Offices:

                                    1098  Harrison  Street
                                    San  Francisco,  California  94103


ITEM  2.

(a)  Name  of  Persons  Filing:     Texas  Instruments  Incorporated

(b)  Address  of  Principal  Business  Office  or,  if  none,  Residence:

                                    12500  TI  Boulevard
                                    P.O.  Box  660199
                                    Dallas,  TX  75266-0199

(c)  Citizenship:                   Delaware

(d)  Title  of  Class  of  Securities:  Common  Stock,  $.001  par  value

(e)  CUSIP  Number:                  25388M100


ITEM  3.

         Not  applicable.


ITEM  4.  OWNERSHIP

(a)  Amount  Beneficially  Owned:     1,081,564

(b)  Percent  of  Class:              2.7%

(All percentages computed by reference to the 40,153,889 shares that the Issuer reported as outstanding as of November 1, 2001, in its Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2001.)

(c)  Number  of  shares  as  to  which  such  person  has:

    (i)    sole  power  to  vote  or  to  direct  the  vote:  1,081,564

    (ii)   shared  power  to  vote  or  to  direct  the  vote:  N/A

    (iii)  sole  power  to  dispose  or to direct the disposition of:  1,081,564

    (iv)   shared  power  to  dispose  or  to  direct  the  disposition of:  N/A


ITEM  5.  OWNERSHIP  OF  FIVE  PERCENT  OR  LESS  OF  A  CLASS.

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]


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ITEM  6.  OWNERSHIP  OF  MORE  THAN  FIVE  PERCENT  ON BEHALF OF ANOTHER PERSON.

           Not  Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not  Applicable.

ITEM  8.  IDENTIFICATION  AND  CLASSIFICATION  OF  MEMBERS  OF  THE  GROUP.

           Not  Applicable.

ITEM  9.  NOTICE  OF  DISSOLUTION  OF  GROUP.

           Not  Applicable.

ITEM  10.  CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February  13,  2002


/s/ WILLIAM A. AYLESWORTH
_____________________________________
William  A.  Aylesworth
Senior  Vice  President,
Treasurer  and
Chief  Financial  Officer